Exhibit 10.1

[Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if disclosed.]

EXCLUSIVE LICENSE AND DISTRIBUTION AGREEMENT

This Exclusive License and Distribution Agreement is made and entered into as of November 9, 2021 (hereinafter the “Effective Date”) by and between:

Sonoma Pharmaceuticals, Inc., a company incorporated and existing under the laws of Delaware, USA, having its principal office at 645 Molly Lane, Suite 150, Woodstock, Georgia, 30189, United States of America,

hereinafter referred to as «SONOMA», on the one hand

and

Dyamed Biotech Pte Ltd., a private corporation duly incorporated and existing under the laws of the Republic of Singapore, with its principal office at 10 Ubi Crescent, Lobby C, #02-41 Ubi Techpark, Singapore, 408564, Singapore,

hereinafter referred to as «DYAMED», on the other hand.

SONOMA and DYAMED are herein individually referred to as a “Party” and collectively referred to as “Parties”.

WHEREAS:

A.	SONOMA, through its wholly-owned subsidiary, Oculus Technologies of Mexico, S.A. de C.V., manufactures the product described in Schedule 1 hereto (hereinafter referred to as the “Product”) and currently holds all rights to the Product, including in particular in the Territory.

B.	SONOMA currently markets the Product internationally and has obtained marketing authorizations for the Product in various countries.

C.	DYAMED and SONOMA have previously entered into an Exclusive Distributorship Agreement dated October 20, 2005;

D.	DYAMED wishes that SONOMA grant to DYAMED the exclusive right to purchase, import, distribute, sell and promote the Products in the Territory;

E.	DYAMED wishes that SONOMA grant to DYAMED an exclusive license to use the SONOMA’s Trademarks filed or registered in the Territory with respect to the Product.

Now, therefore, in consideration of the above and the mutual promises set forth below, SONOMA and DYAMED agree as follows:

1.	INTERPRETATION AND DEFINITIONS

1.1	For the purposes of this Agreement or any notice, consent, authorization, direction or other communication required or permitted to be given hereunder, the singular shall include the plural and vice versa and the following expressions shall have the following meanings, respectively, unless the context otherwise requires:

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(i)	“Affiliate” means a company that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the company specified. For the purposes of this definition, control will mean the direct or indirect ownership of (a) in the case of corporate entities, securities authorized to cast more than fifty percent (50%) of the votes in any election of directors, (b) in the case of non-corporate entities, more than fifty percent (50%) ownership interest with the power to direct the management and policies of such non-corporate entity.

(ii)	“Business Day” means any day except Saturday, Sunday and statutory holidays, on which commercial banking institutions in Petaluma/CA, USA and Singapore are open for business. Any reference in this Agreement to “day” whether or not capitalized will refer to a calendar day, not a Business Day.

(iii)	“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party in the performance of such Party’s obligations hereunder, the reasonable, diligent efforts to accomplish such objective as a similarly situated party in the pharmaceutical industry would normally use to accomplish a similar objective under similar license grants and circumstances.

(iv)	“Confidential Information” means all secret, confidential or proprietary information or data, whether provided in written, oral, graphic, video, digital or other form, provided by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) pursuant to this Agreement or generated pursuant to this Agreement, including but not limited to, information relating to the Disclosing Party’s existing or proposed research, development efforts, patent applications, promotional materials, ideas, strategies, clinical trials, quotations, development lists, formulae, manufacture processes, concepts, businesses plans, marketing data, scientific data, prototypes, samples, scientific and technical information, projects, processes, procedures, know-how, products, the terms of this Agreement and any other materials that have not been made available by the Disclosing Party to the general public, including all information disclosed during the negotiations preceding this Agreement. Notwithstanding the foregoing, Confidential Information will not include any information or materials that:

(a)	were already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party to the extent such Receiving Party has documentary evidence to that effect;

(b)	were generally available to the public at the time of its disclosure to the Receiving Party;

(c)	became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, and other than through any act or omission of a Party in breach of the confidentiality obligations under this Agreement;

(d)	were subsequently lawfully disclosed to the Receiving Party by a Third Party who had no obligation not to disclose such information to others;

(e)	were independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party and the Receiving Party has documentary evidence to that effect; or

(f)	is approved for disclosure by the Disclosing Party in writing.

Information included in the Confidential Information shall not be deemed to be in the public domain or in the possession of either Party merely because the information is embraced by partial or generalized disclosures in the public domain, nor will a combination of information be deemed to fall within any of the exceptions set forth above simply because each of the elements is itself included within an exception if the significance of the combination does not fall within any of the exceptions;

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(v)	“Contract Year “means each consecutive 12 (twelve) months period during the term of this Agreement commencing on the Effective Date.

(vi)	“Distribute”, “Distributed” or “Distribution” means the import, storage, handling, transportation, sale, and offer for sale of Product.

(vii)	“DYAMED Trademarks” means a trademark owned by DYAMED and used or required to be used on the Packaging Materials and Marketing purposes for the Product pursuant this Agreement, applicable laws, and shall include, without limitation, Ezyma and Scarless, as listed in Schedule 2.

(viii)	“Facility” means the Oculus Technologies of Mexico S.A. de C.V. facility in Industria Vidriera 81, Fraccionamiento Industrial Zapopan Norte, Zapopan, Jalisco, Mexico or any future manufacturing facility that SONOMA may establish.

(ix)	“Field” means human dermatology, oral and eye care.

(x)	“Force Majeure Event” means any occurrence beyond the reasonable control of a Party that prevents or substantially interferes with the performance by the Party of any of its obligations hereunder (other than payment obligations), if such occurs by reason of any act of God, epidemics, pandemics, flood, fire, explosion, earthquake, strikes, out of the reasonable control of the affected Party, casualty or accident; or war, revolution, civil commotion, acts of public enemies, terrorist attack, blockage or embargo; or any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government (to the extent such government has ruling authority over such Party) or of any subdivision, authority or representative of any such government; or other similar event, beyond the reasonable control of such Party.

(xi)	“Governmental Authority” means any court, tribunal, arbitrator, agency, legislative body, commission, department, bureau, official or other entity of (a) any government of any country, (b) a federal, state, province, region, local, county, city or other political subdivision thereof, (c) any governmental or regulatory authority responsible for the grant of Regulatory Approval including, or (d) any supranational body, in each case exercising governmental powers and having jurisdiction in connection with this Agreement and action to be taken hereunder.

(xii)	“Intellectual Property” shall mean any and all licenses, Know-How, rights to inventions (whether or not reduced to writing), patents (including patents of addition, substitutions, reissues, extensions, reexaminations, renewals, supplemental patent certificates, confirmation patents and registration patents), patent applications (including any provisionals, divisionals, continuations, continuations-in-part and substitutions thereof), designs, design applications and design registrations, trademarks, trademark applications, trademark registrations, trade names, trade dress, service marks, logos (whether registered or unregistered), copyrights, copyright applications, copyright registrations, and other intellectual property rights now or hereafter recognized anywhere in the world now or hereafter owned, held, prepared for or used by any of the Parties or any of its Affiliates.

(xiii)	“Know-How” shall mean any data, results, technology, business information and other information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, toxicological, research, preclinical and clinical test data (including original patient report forms, investigator reports, clinical protocols, statistical analyses, expert opinions and reports)), manufacturing data (including, analytical and quality control data, stability data, other study data and procedures and other chemistry, manufacturing and control (CMC) data), safety or other adverse reaction files and complaint files, presentations and papers from academic meetings or market research, in each case, together with all supporting data and raw source data therefor, whether or not reduced to writing, now or hereafter owned by, in the possession of, known to or controlled by any the Parties or its Affiliates;

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(xiv)	“Law” or “Laws” means the laws, statutes, rules, codes, regulations, orders, judgments and/or ordinances of a Governmental Authority, and any implementing legislation or other applicable laws promulgated by a Governmental Authority in the Territory, as any of the same may be amended from time-to-time, and directives, regulations, promulgations, guidance and guidelines promulgated thereunder having jurisdiction over or related to the development, registration, approval, manufacture, Marketing, Distribution and use of a Product in the Territory, as may be in effect from time-to-time.

(xv)	“Market” or “Marketing” means activities directed to the marketing or promotion of Finished Product, including appropriate mailings, attendance and participation at industry meetings and congresses, general sales-force promotion, telesales, pre-marketing, advertising, educating and planning activities related to Finished Product. Marketing will not include any activities related to research, manufacture or development of a Product.

(xvi)	“Packaging Materials” means the label, package insert and carton for the outer packs and all other packaging materials necessary for packaging Product.

(xvii)	“Product” or “Products” means, collectively or individually as the context requires, those SONOMA products specified in Schedule 1 of this Agreement.

(xviii)	“Purchase Order” means each purchase order submitted by DYAMED to SONOMA pursuant to Section 5.1(f) pursuant to which DYAMED orders Product from SONOMA.

(xix)	“Regulatory Approval” or “Regulatory Approvals” means at the Effective Date, all approvals (including, without limitation, where applicable, pricing approval), company and product registrations and renewals, authorizations, permits, licenses, filings, and certifications of any Governmental Authority required to be held by a Party for the use, Marketing and Distributing of a Product in the Territory, including without limitation, the Marketing Authorization.

(xx)	“Sonoma Trademark” means a Trademark owned by SONOMA and used or required to be on the Packaging Materials and Marketing purposes for the Product pursuant to this Agreement, applicable Laws, and shall include, without limitation, Microcyn, as listed in Schedule 2.

(xxi)	“Territory” means Indonesia, Malaysia, the Republic of Singapore and Thailand.

(xxii)	“Third Party” means any person or company other than SONOMA, DYAMED or their respective Affiliates.

(xxiii)	“Trademark” means a trademark owned by a Party and any related word, name, symbol, color, shape or designation or any combination thereof as well as any other word, name, symbol, color, shape or designation used in the performance by a Party of its obligations hereunder or in the operation of its business, including any service mark, trade name, brand name, sub-brand name, trade dress, product configuration, program name, delivery form name, certification mark, collective mark, logo, tagline, slogan, design or business symbol, that functions as an identifier of source or origin, whether or not registered and all statutory and common law rights therein and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.

1.2	The following are the Schedules annexed to and incorporated in this Agreement by reference and deemed to be a part hereof:

Schedule “1” - Products

Schedule “2” - Trademarks

Schedule “3” - Minimum Annual Purchase Amounts and Pricing

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2.	GRANT of RIGHTS

2.1	Under the terms and conditions hereinafter set out, SONOMA hereby grants to DYAMED the exclusive right during the term of this Agreement, subject to DYAMED meeting its Minimum Annual Purchase Amounts and payment of USD [_____] per Contract Year for the first ten (10) Contract Years during the Term of this Agreement:

(a)	to purchase the Product from SONOMA for import into the Territory at mutually agreed-upon prices;

(b)	to use SONOMA’s Trademarks filed or registered in the Territory on a royalty-free basis, on the Finished Product Packaging Materials and the promotional material produced by DYAMED and solely to Market, Distribute and sell the Finished Product in the Territory for use in the Field, as defined in Section 2.4 herein.

2.2	DYAMED may utilize its Affiliates and Third Party sub-distributors, subject to prior written approval of SONOMA which shall not be unreasonably withheld, and provided that DYAMED remains liable for all the work, acts and omissions of its Affiliates and sub-distributors, including compliance with the terms of this Agreement. No use of Affiliates or subcontractors will release DYAMED from its responsibilities and liabilities under this Agreement including, but not limited to, its indemnification obligations.

2.3	DYAMED shall not have the right to actively, and shall not actively, import, Market, sell, Distribute or use, or authorize any Sub Distributor or Third Party to import, Market, sell, Distribute or use any Product outside of the Territory or for any use outside of the Field, especially for sales through websites. If SONOMA or DYAMED become aware of Product sold outside of the Territory, DYAMED will take prompt action to stop such sales. Ongoing sales outside of the Territory in any form, including online sales, will be considered a breach of this Agreement

2.4	SONOMA, as Licensor, grants to DYAMED, as Licensee, an exclusive, non-transferable license to use SONOMA’s Trademarks in the Territory in connection with the Product and DYAMED accepts the license subject to the following terms and conditions.

(a)	Sublicensing of the SONOMA’s Trademarks by DYAMED is only allowed upon the written approval by SONOMA of the proposed sublicensee and the terms of any sublicense. Any sublicense will be subject to the terms of this Agreement, and SONOMA has the right to terminate any sublicense that is in breach of those terms.

(b)	DYAMED acknowledges the ownership of SONOMA’s Trademarks to SONOMA, agrees that it will do nothing inconsistent with such ownership and that all use of SONOMA’s Trademarks by DYAMED shall inure to the benefit of and be on behalf of SONOMA.

(c)	DYAMED agrees it will not apply to register any of SONOMA’s Trademarks (or any other marks that contain SONOMA’s Trademarks) in the Territory, or in any jurisdiction, during the term of this Agreement or thereafter.

(d)	DYAMED agrees that nothing in this Agreement shall give DYAMED any right, title or interest in SONOMA’s Trademarks other than the right to use SONOMA’s Trademarks in accordance with this Agreement and License.

(e)	DYAMED agrees that it will not attack the title of SONOMA to SONOMA’s Trademarks.

(f)	DYAMED agrees that the nature and quality of the Products provided by DYAMED under this Agreement, and all related advertising, promotional, and other related uses of SONOMA’s Trademarks by DYAMED, shall conform to standards set by SONOMA and will otherwise be under the control of SONOMA.

(g)	DYAMED agrees to cooperate with SONOMA in facilitating SONOMA’s control of the nature and quality of the Products and use of SONOMA’s Trademarks on the Products and all related advertising, promotional, and other related uses of SONOMA’s Trademarks by DYAMED, and to permit reasonable inspection of DYAMED’s use of SONOMA’s Trademarks and the Products, and to supply SONOMA with specimens of use of the SONOMA’s Trademarks by DYAMED on request.

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(h)	DYAMED shall comply with all applicable laws and regulations and obtain all appropriate government approvals in the Territory pertaining to the sale of the Products covered by this Agreement.

(i)	DYAMED agrees to use SONOMA’s Trademarks only in the form and manner as prescribed by SONOMA, which may be changed from time to time with reasonable notice.

3.	EXCLUSIVITY

3.1	SONOMA hereby appoints DYAMED, and DYAMED hereby accepts appointment, as SONOMA’s exclusive and sole importer, handler, storer, seller, distributor and promoter of the Product solely for the purpose of Marketing, Distributing and Selling the Product in the Territory for use in the Field as provided in this Agreement and shall grant to DYAMED an exclusive license to use SONOMA’s Intellectual Property and Know How related to the Product solely to the extent required for DYAMED to Market the Product in the Territory for use in the Field. DYAMED acknowledges and agrees that this Section does not grant to DYAMED any license or rights, whether express or implied, to any trade secret owned by SONOMA. In addition, for the purposes of Marketing as provided in this Section, DYMAMED shall only be entitled to use the Intellectual Properties and Know How disclosed by SONOMA for this purpose.

3.2	DYAMED shall not have any right to and shall not import, export, Market, Distribute, obtain Regulatory Approval or use any Product outside of the Territory or for any use outside the Field, or solicit any Third Party to maintain offices, storage depots, etc. outside the Territory with the intention to Market, Distribute, import, export, sell or obtain Regulatory Approval for a hypochlorous-based product; or (ii) to duplicate, reverse engineer, modify or adapt (A) Product, or (B) any documentation provided by SONOMA, without SONOMA’s prior written consent.

3.3	DYAMED warrants that: (i) it has and will maintain an adequate organization for the fulfilment of its obligations under this Agreement; and (ii) it is an independent Party assuming the risks of its own activity and nothing contained herein will be construed to create an agency, partnership, employment or joint venture relationship between SONOMA and DYAMED.

4.	MINIMUM PURCHASE VOLUMES

4.1	DYAMED shall purchase purchase a quantity of Products in each Contract Year equivalent to the amounts in USD stated in Schedule 3 of this Agreement. Such amounts comprehend the entire portfolio of Products and do not refer to any specific Product. As such, the Parties agree that DYAMED is not obligated to purchase any minimum amount of any individual Product.

4.2	In the event that DYAMED fails to make purchases of Products at least equal to the Minimum Annual Purchase Amount set forth in Schedule 3, DYAMED shall have up to [______] months to make Product purchases equal to the difference between the Minimum Annual Purchase Amount for the applicable Contract Year and the amount actually received by SONOMA in such Contract Year (the “Deficit Amount”), in which case the Deficit Amount shall be counted for the preceding Contract Year, and shall not be counted for the then current Contract Year in which it is paid.

4.3	If DYAMED fails to purchase the current Minimum Purchase Amount in the following Contract Year with the addition of the Deficit Amount of the preceding Contract Year, SONOMA shall be entitled to cancel DYAMED’s exclusivity for the Products in the Territory or to terminate the Agreement pursuant to Section 9.2(c). Revocation of exclusivity or termination, in whole (if the noncompliance is in regard to all Products under this Agreement) or in part (if the noncompliance is in regard to one or more Products, but not to all Products at such given moment, under this Agreement) of this Agreement shall be SONOMA’s exclusive remedy under this Agreement.

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5.	TERMS OF IMPORTATION, PURCHASE AND SUPPLY

5.1	During the term of this Agreement, DYAMED shall:

(a)	Purchase its requirements of the Product from SONOMA at the prices set out in Schedule 3 hereto;

(b)	At all times have suitable resources and shall hold all administrative permits to register, import, handle, store, Market and Distribute the Product in the Territory. Costs for licenses and permits necessary to import, Market, Distribute the Product as well as taxes, duties, levies and other charges in the Territory shall be borne by DYAMED;

(c)	Provide SONOMA with a non-binding rolling forecast, broken down by month, of its estimated requirements of Product for the next 15 (fifteen) months (the “Forecast”) within ten (10) days of the end of each Contract Year;

(d)	Provide SONOMA with a Purchase Order for the Product specifying (i) the quantity of Products and (ii) desired delivery date, which shall not be less than [_______] days prior to the desired delivery date. Each Purchase Order shall specify such date and the quantities of the Product ordered. The Parties can agree a shorter delivery date for any single Purchase Order only if SONOMA accepts such Purchase Order in writing, and, if so accepted by SONOMA, such delivery time will supersede the [_______] day delivery time for such Purchase Order;

(e)	Handle and store all Products in good condition and in compliance with the applicable Laws, regulations and specific handling and storage instructions provided by SONOMA until their resale to customers;

(f)	Using its best efforts to Market and Distribute the Product bearing the appropriate SONOMA Trademarks that are required to be set forth on the Packaging Materials in compliance with applicable Laws in force in the Territory;

(g)	Refrain, without SONOMA’s prior written consent, from (i) any modification to the delivered Product, including the Packaging Material, or (ii) using or disposing of the Product for any purpose other than the purpose permitted hereunder or by applicable Law, nor allowing a Sub Distributor or Third Party to modify the Product, Packaging Material or labeling;

(h)	Monitor and control the stocks of the Product and comply with all applicable Laws as well as any specific instructions for the Product. DYAMED bears the risk for expired Product delivered in accordance with the agreed shelf-life, as per Section 5.2(c); and

(i)	Keep and maintain records of all sales and other distributions of Product made by DYAMED or its Sub Distributors sufficient to effectively, efficiently, and economically implement any recall of any Product. Upon SONOMA’s request, DYAMED shall make such records available to SONOMA and otherwise cooperate as reasonably required to implement any recall.

5.2	During the term of this Agreement, SONOMA shall:

(a)	Within [_____] business days from the receipt of each Purchase Order, accept in writing to DYAMED the respective Purchase Order. If a Purchase Order exceeds the amount forecasted for the relevant month in the Forecast, SONOMA may accept all or part of the amount ordered exceeds the Forecast amount. SONOMA shall not be entitled to reject any Purchase Order, as long as the Purchase Order is consistent with the agreed Forecast and complies with Section 5.1(f) above. If SONOMA does not expressly accept or reject the Purchase Order within the aforementioned period, the Purchase Order shall be deemed accepted as to the amount that is consistent with the Forecast, and the delivery date shall be [_____] days from the date of receipt of such Order. Any variation to this commitment will be managed by exception and agreed, in good faith, between the Parties. The quantities to be delivered by SONOMA shall not vary more than [_____] percent from the quantities ordered or DYAMED shall be entitled to reject delivery, and all costs and expenses, including taxes, duties and levies, for the return of the rejected quantities shall be borne by SONOMA;

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(b)	Tender the ordered Product to the forwarding agent appointed by DYAMED on the confirmed date of delivery pursuant to paragraph 5.2(a) above. All shipment of Product shall be Ex-works, at the Facility located at Industria Vidriera 81, Fraccionamiento Industrial Zapopan Norte, Zapopan, Jalisco, Mexico (INCOTERMS 2010) or any other manufacturing facility that SONOMA may establish.

(c)	Warrant to DYAMED, any approved Sub Distributor and any original purchaser of Product from DYAMED pursuant to the terms of this Agreement, that the Product sold to DYAMED under this Agreement shall, when delivered to DYAMED, meet the then effective and agreed upon specifications and shall be free from defects in design, materials and workmanship. THIS WARRANTY SHALL BE EXCLUSIVE AND IN LIEU OF ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED (INCLUDING WITHOut limitation, any implied warranty of merchantability or fitness). THE remedies set forth in this Agreement are exclusive and in lieu of any and all remedies for any breach of SONOMa’s representations and warranties set forth in this paragraph;

(d)	Replace at SONOMA’s own expense and as soon as possible after receipt of a written claim from DYAMED which shall include such evidence or documentation reasonably appropriate:

i.	subject to such claim being made within no more than 30 (thirty) days after delivery by SONOMA of the Product in question as provided in Section 5.2(b) all quantities of the Product which are in shortage and/or present any visible defect and/or fails to comply with the warranty set forth in paragraph 5.2(c).

ii.	for all quantities of the Product with defects that are not in conformity with this Agreement that are not readily discoverable within 30 (thirty) days (the “Latent Defects”) DYAMED shall promptly notify SONOMA of any Latent Defects, but not later than 10 (ten) days after the date of discovery.

iii.	should any dispute arise between the Parties in relation to the conformity of any batch of the Product delivered to DYAMED, either Party shall be entitled to refer such batch to an independent expert who shall be appointed by mutual consent of both Parties and whose decision, which shall be made within fifteen (15) days from the appointment, shall be binding and enforceable upon both Parties, and the costs and fees of such expert and the transportation costs of the Product shall be borne by the Party whose views shall not be upheld by the expert’s decision.

(e)	Warrant to DYAMED that the Product does not infringe any Third Party rights whether it be by importing, storing, selling, marketing or promoting the Product in the Territory;

(g)	Be responsible for all packaging and labelling of Products.

6	TERMS OF DISTRIBUTION of the PRODUCT

6.1	DYAMED shall Market, distribute and sell the Product to customers for use in the Field in the Territory on its own account.

6.2	During the term of this Agreement, DYAMED agrees that it shall:

(a)	Make Commercially Reasonable Efforts to promote and continue promoting the Product in the Territory, using techniques and methods admissible and customary for the Marketing of Products in the Field in the Territory;

(b)	Sell and deliver the Product to local customers in the Territory for use in the Field as supplied by SONOMA. DYAMED shall not modify, alter or add to, or authorize any Affiliate or sub-distributor or other Third Party to modify, alter or add to, any labelling of any Product without the prior written consent of SONOMA. DYAMED shall only sell the Product unexpired and in good condition;

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(c)	(i) use Commercially Reasonable Efforts to monitor and inform SONOMA as soon as it becomes aware of any change in the Laws and regulations applicable to the Marketing or Distribution of the Product as well as to the Regulatory Approvals in the Territory, and (ii) promptly notify SONOMA of any decision from the competent Governmental Authorities to suspend or discontinue the sale of the Product in the Territory and/or to recall the Product from the market in the Territory;

(d)	Refrain from, and cause its Affiliates and Sub Distributors to refrain from, Marketing and Distributing any hypochlorous-based product in the Field, regardless of strength or form during the Term of this Agreement and for a period of three (3) years thereafter.

(e)	Promptly inform SONOMA of any adverse event to the Product occurring in the Territory of which DYAMED is notified or becomes aware of.

6.3	During the term of this Agreement, SONOMA agrees that it shall:

(a)	Be responsible for all packaging and labelling of Product purchased by DYAMED under this Agreement.

(b)	Provide DYAMED, free of any payment, with such data already in SONOMA's possession relating to the Product as shall be reasonable for Marketing the Product in the Territory;

(c)	Inform DYAMED of adverse reaction to the Product occurring outside the Territory and known to SONOMA;

(d)	Maintain, during the Term of this Agreement all applicable licenses, permits, authorizations and GMP certificates necessary to manufacture and sell the Products as provided herein;

7.	PAYMENT and PRICING

7.1	For the right to be the exclusive Distributor for the Territory, DYAMED shall pay to SONOMA USD [____] per Contract Year. The first payment of USD [____] shall be due and payable within ninety [_____] calendar days of the Effective Date and thereafter Dyamed shall make a payment of USD [____] on each anniversary of the Agreement for the first ten (10) Contract Years.

7.2	For each Purchase Order, DYAMED shall pay to SONOMA the prices set out in Schedule 3 hereto, subject to the adjustment set out in paragraph 7.4.

7.3	If a tariff, tax, duty or other fee (the “Tariff”) is imposed on the delivery any of the Products to DYAMED, the prices shall increase by the actual cost of such Tariff.

7.4

On each anniversary of the Effective Date, the Parties shall renegotiate the Product prices within thirty (30) calendar days in good faith. The Product price shall be increased or decreased for (a) any change in actual cost of goods produced, (b) by the percentage change based on the [____] for the period from the Effective Date through each subsequent 12 months-period, respectively, and (c) the actual cost of any Tariff or other tax imposed on SONOMA if not already applied pursuant to paragraph 7.3.

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7.5	All prices are exclusive of any taxes, shipping expenses, and insurance. DYAMED shall pay to SONOMA the prices by wire transfer within [____] calendar days after each Product delivery date. SONOMA shall have the right to charge DYAMED interest on late payments. Interest shall accrue at a rate of 5% on an annual basis. Should SONOMA need to take action to collect past due amounts, DYAMED shall reimburse SONOMA for any actual expenses incurred in the collection, including reasonable attorney’s fees.

8.	INTELLECTUAL PROPERTY

8.1	SONOMA shall be the owner of, and hereby reserves, any and all Intellectual Property rights with respect to the Product. DYAMED shall properly identify and accurately describe all Product as Product of SONOMA. DYAMED shall not alter, remove, deface or obscure any Intellectual Property rights or Packaging Material of SONOMA. DYAMED shall not add any trademarks or notice to the Packaging Material without the prior written consent of SONOMA.

8.2	SONOMA reserves any and all rights that it may have in any of SONOMA’s names, logos and other trademarks that are included in the Packaging Material of the Product or are otherwise used in connection with the Marketing or Distribution of the Product.

8.3	DYAMED shall immediately inform SONOMA of any infringement, misuse, misappropriation or violation of any Intellectual Property right of SONOMA of which it becomes aware. In the event of any such infringement, misuse, misappropriation or violation relating to the activities of DYAMED, an approved Sub Distributor or any Third Party acquiring Product from DYAMED, DYAMED shall take all steps reasonably necessary to terminate such infringement, misuse, misappropriation or violation but excluding any right or obligation to initiate any legal proceedings. SONOMA shall have the exclusive right to commence, prosecute and settle any legal proceedings to enforce, recover damages on account of or obtain other relief with respect to any infringement, misuse, misappropriation or violation of its Intellectual Property. In connection with any such legal proceeding in the Territory, DYAMED shall provide such assistance as SONOMA may reasonably request, including, without limitation, in enforcing any judgment, settlement, award or order; provided that SONOMA shall reimburse DYAMED for any expenses reasonably incurred by DYAMED to provide such assistance. DYAMED shall not have any right to commence, prosecute and settle any legal proceedings to enforce, recover damages on account of or obtain other relief with respect to any infringement, misuse, misappropriation or violation of SONOMA’s Intellectual Property.

9.	TERM and TERMINATION

9.1	This Agreement shall enter into force on the Effective Date hereof and shall continue, subject to the provisions of this Section 9, for a period of twenty (20) years from the Effective Date (“Initial Term”). The Initial Term may be extended through written amendments executed between the Parties. Neither Party shall be entitled to make any claim or present any legal challenge as a result of the expiration or non-renewal of this Agreement under the provisions of this Section 9.1.

9.2	This Agreement shall be subject to early termination:

(a)	by either Party upon advance written notice to the other Party if the other Party is in material breach of any of its obligations hereunder for reasons other than Force Majeure and, if such breach is curable, fails to remedy such breach at the end of a period of 60 (sixty) days after receipt of formal notice of breach and demand to cure such breach;

(b)	by either Party upon advance written notice to the other Party if (a) the other Party is placed in voluntary or compulsory liquidation or falls into bankruptcy or ceases its activities for any reason or (b) the other Party is prevented, in full or in material part, from performing any of its obligations hereunder for reasons of a Force Majeure Event for a period of 3 (three) consecutive months or more or (c) for reasons beyond either Party’s reasonable control, the competent Governmental Authorities refuse to renew the Regulatory Approvals or revoke the Regulatory Approvals or any other license or permit necessary to import, Market or Distribute the Product in the Territory, or (d) if both parties fail to reach an agreement upon mutually acceptable revised prices for the Product pursuant to Section 7.4.

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(c)	by SONOMA with immediate effect upon advance written notice, (i) in the event that DYAMED fails to make purchases of Products at least equal to the Minimum Annual Purchase Amount in any Contract Year and to make Product purchases equal at least the Deficit Amount in the six (6) months following the end of such Contract Year as provided in Section 5.1(f); (ii) if two (2) consecutive payments from DYAMED to SONOMA are delayed by more than thirty (30) calendar days after the due date and such payments are not made within thirty (30) calendar days of receipt of SONOMA´s written notice to DYAMED in respect thereto; (iii) in the event that any Governmental Authority takes any action or raises any objection, that prevents SONOMA from supplying and/or exporting the Product into the Territory. In this case, before termination, the Parties shall use commercially diligent efforts to remove the objections, or agree to amend this Agreement; (iv) in the event of any unauthorized use of SONOMA´s technical information or Confidential Information; or (v) in the event of a Change of Control of DYAMED.

(d)	by DYAMED with immediate effect upon advance written notice, (i) at any time upon one hundred-eighty (180) days notice; (ii) in the event two (2) Product deliveries are delayed for more than thirty (30) calendar days for reasons other than for Force Majeure Event and such delivery is not made within thirty (30) days of receipt of DYAMED’s written notice to SONOMA in respect thereto; or (iii) in the event any Governmental Authority takes any action or raises any objection that prevents DYAMED from buying and/or importing the Product in the Territory for a period longer than six (6) months.

10.	CONSEQUENCES OF TERMINATION

10.1	Upon expiry as well as upon termination of this Agreement, DYAMED shall:

(a)	within six (6) months from the termination or expiration of this Agreement, be entitled to sell all unexpired Products already delivered to DYAMED as provided in Section 5.2(b) subject to the terms of this Agreement, and cease using any SONOMA Trademarks immediately upon the earlier of the expiration of such period or the sale of all Product inventory; provided, however, that if SONOMA terminates this Agreement due to breach of DYAMED’s obligations under Sections 3.1, 3.2 or 12 of this Agreement, DYAMED shall have no right to continue to sell the Product inventory or to use SONOMA’s Trademarks as licensed in Section 2.4 herein.

(b)	pay SONOMA all amounts related to Purchase Orders placed and not yet paid pursuant to Section 5.1(c); and

(c)	return forthwith to SONOMA free of charge all documents or records, in whatever media, in DYAMED’s possession or under its or any of its Affiliates or Sub Distributors’ control, except for digital backups automatically generated and stored at DYAMED’s servers, containing SONOMA’s Confidential Information, which shall continue to be subject to the confidentiality and non-use provisions of this Agreement;

10.2	Upon expiry as well as upon termination of this Agreement, SONOMA shall:

(a)	fulfill any outstanding Purchase Order enterd into prior to the termination of this Agreement, unless the termination is the result of a termination pursuant to Section 9.2(b);

(b)	have the right to repurchase from DYAMED any or all Products held by DYAMED in good condition at a price equal to the Product purchase price;

10.3	The provisions of Sections 1, 10, 11, 12, 13 and 14 shall survive for a period of five (5) years after the expiration or termination of this Agreement.

10.4	Except as otherwise specifically provided for in this Agreement, neither Party shall have any liability (e.g. for any claim of damages, loss of revenue, profit or compensation, for anticipated sales or for any costs, expenses, investments or other commitments made in reliance upon or otherwise in connection with this Agreement) to the other on account of any expiration or termination of the Term. Without limiting the generality of the forgoing, neither Party shall have any right, either express or implied, by applicable Law or otherwise, to renewal of this Agreement or to any damages or compensation for any such termination.

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11.	GOVERNING LAW and SETTLEMENT of DISPUTES

11.1	This Agreement shall be governed by and interpreted in accordance with the laws of the state of Georgia, except the conflicts of laws provisions.

11.2	Each Party shall use its best reasonable endeavours to settle amicably any dispute which may arise with the other Party in relation to the construction, performance or termination of this Agreement.

11.3	Any disputes, controversies, doubts or questions between the Parties whether relating to the construction, meaning, scope, operation or effect of this Agreement or the validity or breach hereof (a “Dispute”) which cannot be settled amicably shall be finally settled by arbitration by and according to the Rules of Arbitration of the London Court of International Arbitration (LCIA) by one (1) arbitrator chosen in common agreement between the Parties from the LCIA list of arbitrators. If the Parties does not reach an agreement within 30 (thirty) days from the notice of arbitration, the LCIA shall be entitled to appoint the arbitrator in accordance with its Rules. The arbitration proceedings shall be conducted in the English language and the venue of the arbitration shall be the city of London, England.

11.4	The Parties shall not disclose the arbitration procedure or its object, and shall maintain confidential all the information directly or indirectly related to the controversy submitted to arbitration.

11.5	The arbitral award shall be given in writing. It shall be binding upon the Parties and shall be enforceable in accordance with its terms and conditions. The arbitral award can be enforced in any court having jurisdiction on the Parties or on their assets.

12.	CONFIDENTIALITY

12.1	Receiving Party acknowledges that it received or that it shall receive Confidential Information during the Term of this Agreement, and that such Information shall be kept confidential by Receiving Party with the same degree of care given to its own Confidential Information. Receiving Party shall not make use of or disclose the Confidential Information to any third party, except for the purposes expressly authorized herein or with the express prior written authorization of the Disclosing Party involved. Confidential Information may be disclosed only to the officers, directors, consultants and employees of the Receiving Party on a need to know basis, provided that such personnel are advised and subject to obligations of confidentiality as strict as the ones established herein. Furthermore, Receiving Party is aware that it may be held liable for the acts and omissions of their officers, directors, consultants, employees or subcontractors.

12.2	Disclosures to Regulatory Authorities as required by Law or necessary to secure the registration, licensing and commercialization of the Products shall not be deemed as a breach of the confidentiality provisions established herein.

12.3	The obligations of confidentiality and non-use stated in this Section are independent of all other rights and obligations of the Parties under this Agreement and shall remain in effect beyond the termination, cancellation or expiration of this Agreement for any reason.

12.4	Receiving Party hereby acknowledges and agrees that any breach of or noncompliance with the confidentiality obligations stated herein may result in immediate and irreparable harm to Disclosing Party who shall be entitled to pursue any legal measures and remedies provided under the Law or in equity to prevent or cease the disclosure, as well as to repair any damages and losses.

12.5	Upon termination or expiration of this Agreement, or upon request of Disclosing Party, Receiving Party shall immediately return all Confidential Information received from Disclosing Party, including, but not limited to, registration documents, scientific information, publications or any other material deemed confidential, without making or retaining any copies.

12.6	If Receiving Party becomes aware or has knowledge of any unauthorized use or disclosure of Confidential Information, it shall promptly notify Disclosing Party of such unauthorized use or disclosure and, thereafter, shall take all reasonable steps to assist Disclosing Party in attempting to minimize any potential or actual damages or losses resulting from such unauthorized use or disclosure.

12.7	Receiving Party agrees that it shall not claim to have any rights, title or ownership over the Confidential Information, and that rights, title and ownership over the Confidential Information shall rest in Disclosing Party.

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13.	LIABILITY and INDEMNIFICATION

13.1	DYAMED shall indemnify, defend and hold harmless SONOMA for any action, claim, cause of action, loss, damage, liability, interest, penalty, cost or expenses (including without limitation, any reasonable costs or legal fees thereby incurred by SONOMA) arising out of any demands, suits, or actions, to the extent arising or resulting from (i) death, bodily injury or damage to property caused by any fault or negligence by DYAMED’s employees or agents in the importation, Marketing or Distribution of the Product in the Territory, or (ii) any breach of DYAMED’s obligations under this Agreement; or (iii) any product claims, representations or warranties, whether oral or written, made or alleged to be made by DYAMED in its advertising, publicity, promotion or sale of any Product, where such Product claims or representations were not approved by SONOMA; or (iv) any infringement, misuse, misappropriation or violation of any Intellectual Property right of SONOMA; provided that SONOMA shall (i) notify forthwith DYAMED of any such claim and (ii) not take any action or admit any liability or pay any amount to, or compromise with, any Third Party in respect of such claim, except with DYAMED’s prior consent or in compliance with a court order.

13.2	DYAMED shall not be liable in contract, tort, negligence, breach of statutory duty or otherwise for any special, indirect, incidental or consequential damages or for any economic loss or loss of profits suffered by SONOMA, including any loss of prospective sales, investments made or expenses incurred in connection with this Agreement.

13.3	SONOMA shall indemnify, defend and hold harmless DYAMED for any action, claim, cause of action, loss, damage, liability, interest, penalty, cost or expenses (including without limitation, any reasonable costs or legal fees thereby incurred by DYAMED) arising out of any demands, suits, or actions, to the extent arising or resulting from (i) breach of any representation or warranty of SONOMA under this Agreement; or (ii) total or partial recalls of Product; or (iii) any bodily injury or death caused by any alleged defects in materials, workmanship, or design of Product; provided that DYAMED shall (i) notify forthwith SONOMA of any such claim and (ii) not take any action or admit any liability or pay any amount to, or compromise with, any Third Party in respect of such claim, except with SONOMA´s prior consent or in compliance with a court order. SONOMA’s liability under this Agreement shall be limited to US$100,000.

13.4	SONOMA will not be liable in contract, tort, negligence, breach of statutory duty or otherwise for any special, indirect, incidental or consequential damages or for any economic loss or loss of profits suffered by DYAMED, including any loss of perspective sales, investments made or expenses incurred in connection with this Agreement.

13.5	Each of SONOMA and DYAMED shall maintain a liability insurance that covers Product liability in such amounts as is advisable pursuant to ordinary good business practices. Each Party shall provide the other Party evidence of this coverage upon written request.

14.	MISCELLANEOUS PROVISIONS

14.1	This Agreement and its Schedules constitute the entire agreement between the Parties in relation to the purchase, Marketing, distribution, and sale of the Product in the Territory and supersede all prior oral or written agreements between the Parties, including, without limitation, the exclusive distribution agreement dated October 20, 2005, relating to the same subject matter, including without limitation each of the Parties’ general conditions of sale or purchase. No change to this Agreement and/or its Schedules shall be binding upon the Parties unless it is made in a written document signed by authorized representatives of both Parties or of their legal successors. Unless otherwise expressly provided in SONOMA’s order acceptance for a particular Purchase Order, as provided under Section 5 of this Agreement, the terms of this Agreement shall apply to all purchases by DYAMED from SONOMA. Any terms or conditions proposed by DYAMED inconsistent with or in addition to the terms and conditions in this Agreement shall be void and of no effect unless and until specifically agreed to in a writing executed by an authorized representative of SONOMA.

14.2	After the Effective Date, each Party may use the other Party’s name(s) and trademark(s) exclusively in order to issue a press release or public announcement of the Parties’ relationship under this Agreement. DYAMED acknowledges that SONOMA may make a public announcement and such filings that are required under state and federal securities laws applicable to SONOMA. SONOMA shall provide the press release to DYAMED for approval, prior to public release and filing. Except for the foregoing, no public announcement or press release shall be made without both Parties’ prior written consent as to the content of such announcement or press release.

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14.3	Any notice required to be given by either Party to the other under this Agreement shall be validly given through overnight carrier, considered delivered after three days from posting, or through electronic mail with receipt confirmation, sent to the address of the Parties as set out hereafter or to any new address notified to the other Party:

i.       If to SONOMA to the attention of:

Bruce Thornton, COO; Address: 645 Molly Lane, Suite 150, Woodstock, GA 30189, USA

ii.      If to DYAMED to the attention of:

Theodore Tan, Director; Address 10 Ubi Crescent #02-41 Ubi Techpark Singapore 408564.

14.4	Should any provision of this Agreement become invalid or unenforceable under applicable Laws, this shall not invalidate or render any other provision invalid or unenforceable. The invalidated or unenforceable provision shall be deleted and replaced, by mutual consent of both Parties, by a valid or enforceable provision having the same effect as, or an effect as close as possible to the effect of the original provision. If such effect is deemed illegal, such clauses shall be eliminated automatically from this Agreement, without affecting the validity of the Agreement.

14.5	The headings in this Agreement are for information only and will not be considered in the interpretation of this Agreement.

14.6	This Agreement is made in English and the English text shall prevail over its translation into any other language.

14.7	Neither this Agreement nor any of the rights or obligations of the Parties may be assigned or sublicensed without the prior written consent of the other Party; provided, however, that DYAMED may assign it to one Affiliate of DYAMED and that either Party may, without the consent of the other Party, assign this Agreement or any of its rights or obligations hereunder in connection with the sale of substantially all its assets; and provided, further, that any transfer or transfers of shares of either Party, or the merger of a Party with a Third Party, shall not constitute an assignment of this Agreement.

14.8	Any waiver of the terms and conditions hereof must be explicitly in writing and executed by a duly authorized officer of the Party waiving compliance. The waiver by either of the Parties of any breach of any provision hereof by the other shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself. The delay or failure of any Party at any time to require performance of any provision of this Agreement shall in no manner affect such Party’s rights at a later time to enforce the same.

14.9	The relationship between the Parties is that of independent contractors and each Party agrees to conduct its affairs accordingly. Neither Party shall, by reason of this Agreement, be deemed to be a member of a partnership or joint venture with the other Party.

14.10	This Agreement shall be binding upon and inure solely to the benefit of the Parties, and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Third Party any right, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

14.11	This Agreement may be executed in two (2) or more counterparts, each of which is to be considered an original and taken together as one and the same document.

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Made on the date hereof in two original copies, including one for each Party.

Sonoma Pharmaceuticals, Inc.	DYAMED BIOTECH PTE LTD.

/s/ Amy Trombly	/s/ Theodore Tan
Name: Amy Trombly	Name: Theodore Tan
Position: CEO	Position: Director

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